ValueVision CEO William J. Lansing Leaves Company; Board Appoints John D. Buck as Interim CEO

Company Revises Full Year Guidance

MINNEAPOLIS, Oct. 26 /PRNewswire-FirstCall/ — ValueVision Media, Inc. (Nasdaq: VVTV) announced today that, at the request of the Board of Directors, William J. Lansing has stepped down as chief executive officer. Lansing also is leaving the company’s Board of Directors. The ValueVision Board has appointed John D. Buck, currently the chairman of the Board, as the interim CEO, effective immediately.

“The Board believes that the actions announced today are in the best interests of the company and all of its stakeholders, including our shareholders, customers, vendors, and employees,” said John Buck. “The Board is committed fully to renewing the business focus at the company,” continued Buck. “I also want to express the Board’s strong support for the company’s talented and dedicated employees, who are the lifeblood of this organization. ValueVision thrives on bringing fresh, unique and high-quality products to its loyal customers. We look to our employees to continue this strong focus on our customers, while improving our financial performance.”

Spencer Stuart Retained for Permanent CEO Search

The Board has retained Spencer Stuart, a leading global executive search firm, to assist a selection committee of the Board in commencing promptly a national search for a permanent CEO of ValueVision.

Engagement of Advisors

Earlier this month, the Board retained the global professional services firm of Alvarez & Marsal (A&M) to advise and assist the Board and senior management during this interim period to improve the company’s overall performance. A&M is a nationally-recognized management consulting firm with expertise in improving financial performance and increasing shareholder value across a broad range of industries.

Revised Annual Guidance

“We are experiencing a challenging retail environment,” said Buck. As a result, the company is lowering its guidance for fiscal 2007. The full-year revenue growth rate now is expected to be in the low single digits and adjusted EBITDA for the full year is expected to be in the $5 million to $10 million range. ValueVision’s prior full-year guidance for 2007 was for the revenue growth rate to be in the 6% to 8% range and adjusted EBITDA to be in the $15 million to $20 million range.

The company will release publicly its third quarter results on November 19, 2007 and will hold an earnings call on November 20, 2007. Complete details regarding the earnings call will be released in early November.

Comments by Chairman John Buck

“The Board and I believe in the future of ValueVision,” said Buck. “This company has a strong platform with unique assets and capabilities to achieve greater performance and success. These include:

— ShopNBC programming carried in more than 69 million homes

— A rapidly-growing Internet business that exceeds $200 million in annual sales

— A large and growing customer base

— Talented on-air hosts and dedicated employees

— Relationships with more than 350 vendors, bringing a broad array of high quality products

— A strong balance sheet with $100 million in cash and no debt

These assets and capabilities, when combined with a renewed business focus and greater operational efficiencies, will position the company for greater profitability and growth for the benefit of our shareholders, our customers and our employees.”

EBITDA and EBITDA, as adjusted

The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring costs; and non-cash stock option expense. Management has included the term EBITDA, as adjusted, in order to assess adequately the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.

About ValueVision Media, Inc.

Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit http://www.valuevisionmedia.com or http://www.shopnbc.com or http://www.shopnbc.tv.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.